EXHIBIT 10.31


                       OPERATING AND SUBLICENSE AGREEMENT

      This OPERATING AND SUBLICENSE AGREEMENT (this "AGREEMENT"), dated as of October 3, 2002 (the "EFFECTIVE DATE"), is by and between EARTHSHELL CORPORATION, a Delaware corporation formerly known as "EarthShell Container Corporation" ("EARTHSHELL"), and SWEETHEART CUP COMPANY INC., a Delaware corporation ("SWEETHEART," and together with EarthShell, individually a "PARTY" and collectively the "PARTIES"), with reference to the following facts:

                                    RECITALS

      A Pursuant to that certain Amended and Restated License Agreement, dated February 28, 1995, as amended (the "EKI LICENSE AGREEMENT"), between E. Khashoggi Industries, LLC, a Delaware limited liability company ("EKI"), and EarthShell, EarthShell has the exclusive, worldwide right to utilize, and to sublicense to others the right to utilize, specified technology to manufacture and sell certain food service disposables ("EKI PRODUCTS"). Concurrently herewith, EKI, EarthShell and Sweetheart are entering into a EKI Recognition and Non-Disturbance Agreement (the "EKI AGREEMENT") pursuant to which EKI is providing Sweetheart certain assurances with respect to the EKI License Agreement, the rights granted by EarthShell to Sweetheart hereunder, the maintenance of the Licensed Patents and related matters, all upon and subject to the terms and conditions contained in the EKI Agreement.

      B. The Parties have previously entered into a Confidentiality Agreement, dated as of October 16, 1997, as amended by that certain letter agreement, dated October 1, 2002 (as so amended, the "CONFIDENTIALITY AGREEMENT"). The Parties also contemplate entering into an agreement relating to the termination of their prior business arrangement (the "TERMINATION AGREEMENT," and, together with the Confidentiality Agreement, the EKI Agreement, and any agreements or instruments now or hereafter executed and delivered by one or both Parties hereunder or thereunder, are collectively referred to herein as the "ANCILLARY AGREEMENTS").

      C. EarthShell has licensed and certified certain equipment manufacturers, and may hereafter license and certify additional equipment manufacturers, to supply equipment to its sublicensees for the manufacture of EKI Products (the "CERTIFIED EQUIPMENT VENDORS"), including Detroit Tool and Engineering, Inc. ("DTE").

      D. EarthShell is willing to grant, and Sweetheart desires to accept, a sublicense of the technology licensed by EKI to EarthShell pursuant to the EKI License Agreement for use in manufacturing certain food service disposable products to be sold and distributed within North America, upon the terms and conditions set forth herein.


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                                    AGREEMENT

      In consideration of the foregoing recitals and the covenants and agreements set forth herein, together with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.    DEFINITIONS.

      Capitalized terms used herein shall have the meanings set forth below:

      (a) The term "AGREEMENT" shall have the meaning set forth in the preamble, as the same may be amended from time to time.

      (b) The term "ANCILLARY AGREEMENTS" shall have the meaning set forth in Recital B.

      (c) The term "BANKRUPTCY" shall mean, with respect to any Person, (i) such Person (A) generally fails to pay, or admits in writing its inability to pay, its debts as they come due, or (B) makes an assignment for the benefit of, or any composition or arrangement with, its creditors, (ii) a trustee, receiver, liquidator or other custodian is appointed for itself, its business or all or a substantial part of its property, (iii) any case or proceeding under any bankruptcy, insolvency or similar law of any applicable jurisdiction, or any dissolution, winding up or liquidation case or proceeding shall be commenced in respect of such Person and, in the case of an involuntary proceeding, such proceeding shall not be dismissed within ninety (90) days following the commencement of such proceeding, or (iv) such Person takes any action to authorize, or in furtherance of, any of the events described in clauses (i),
(ii) or (iii) above.

      (d) The term "CERTIFIED EQUIPMENT VENDORS" shall have the meaning set forth in Recital C and shall consist of equipment vendors meeting certain certification requirements prescribed by EarthShell.

      (e) The term "CONFIDENTIAL INFORMATION" shall have the meaning set forth in Section 16.

      (f) The term "CONFIDENTIALITY AGREEMENT" shall have the meaning set forth in Recital B, as the same may be extended or modified.

      (g) The term "CUSTOMERS" shall have the meaning set forth in Section 2(e).

      (h) The term "DTE" shall have the meaning set forth in Recital C.

      (i) The term "EARTHSHELL" shall have the meaning set forth in the preamble.

      (j) The term "EARTHSHELL IMPROVEMENTS" shall have the meaning set forth in
Section 6(a).

      (k) The term "EARTHSHELL INFRINGEMENT ACTION" shall have the meaning set forth in Section 8(c).


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


      (l) The term "EARTHSHELL PURCHASE OBLIGATION" shall have the meaning set forth in Section 3(b).

      (m) The term "EC PROFIT  DISTRIBUTION" shall have the meaning set forth in
Section 4(a).

      (n) The term "EFFECTIVE DATE" shall have the meaning set forth in the preamble.

      (o) The term "EXCLUDED MARKET SEGMENTS" shall mean the market segments shown on Exhibit B as not having been licensed to Sweetheart.

      (p) The term "EKI" shall have the meaning set forth in Recital A.

      (q) The term "EKI  AGREEMENT"  shall have the meaning set forth in Recital
A.

      (r) The term "EKI LICENSE AGREEMENT" shall have the meaning set forth in Recital A.

      (s) The term "EKI PRODUCTS" shall have the meaning set forth in Recital A.

      (t) The term "EQUIPMENT" shall have the meaning set forth in Section 3(a).

      (u) The term  "EXCLUSIVITY  PERIOD"  shall have the  meaning  set forth in
Section 2(e).

      (v) The term  "FORCE  MAJEURE  EVENT"  shall have the meaning set forth in
Section 25.

      (w) The term "GROSS SALES" shall mean, for any relevant calendar period after the Effective Date, the gross invoice price of Products sold by Sweetheart to Customers now or hereafter existing (but excluding discounts, returns, taxes and freight and transportation charges payable by Sweetheart); provided, however, that intercompany sales between Sweetheart and any of its subsidiaries or affiliated companies shall not be included in Gross Sales.

      (x) The term "IMPROVEMENT" shall mean any improvement, enhancement, refinement, modification or other invention or discovery, whether patentable or unpatentable, deriving from or otherwise relating to, in whole or in part, any of the claims of any of the Patents described in Exhibit A hereto, any of the Trade Secrets, the Products, the Raw Materials and/or the Equipment, including, without limitation, all process, product and design Improvements.

      (y) The term "INITIAL MODULES" shall have the meaning set forth in Section 13(d).

      (z) The term  "JOINT  IMPROVEMENTS"  shall have the  meaning  set forth in
Section 6(c).

      (aa) The term "LICENSED PATENTS" shall mean, as modified by the penultimate sentence in Section 11(a), the Patents that are directly or indirectly licensed or otherwise transferred to EarthShell by EKI pursuant to the EKI License Agreement or otherwise, including, without limitation, the Patents that are described on Exhibit A hereto and all Patents covering Improvements that hereafter are acquired by or licensed to EarthShell (in the case of any such Patents that are hereafter licensed to EarthShell, subject to EarthShell having the right to grant sublicenses thereunder and Sweetheart agreeing to comply with all applicable terms of the license agreement under which such Patents are licensed to EarthShell, including without limitation any obligation imposed thereunder to pay any royalty in connection with exercising rights under any such sublicense); provided, however, that no such royalty or other compensation shall be payable with respect to Joint Improvements, EarthShell Improvements or Improvements directly or indirectly acquired from EKI (except to the extent EarthShell is required to reimburse EKI for its out-of-pocket costs in acquiring or purchasing any such Improvement from a third party, as reasonably allocated to Sweetheart's right to use such Improvements).


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


      (bb) The term "LINE" shall mean Equipment capable of producing finished commercial Products from the mixing of Raw Materials through the packaging of finished Products in accordance with the applicable specifications. A Line will contain one or more Modules.

      (cc) The term "MARKET SEGMENTS" shall mean the broad U.S. market segments in all or any part of the Territory for the manufacture, distribution and/or sale of any or all of the Products which are depicted on Exhibit B as having been granted to Sweetheart, and any equivalent market segments in Canada and Mexico.

      (dd) The term "MCDONALD'S CONTRIBUTION MARGIN" shall mean the Net Sales realized from the sale or distribution of Products consisting of clamshell or other hinged sandwich containers to McDonald's Corporation (or to Perseco or another purchasing agent for sale to, or use by, customers of McDonald's Corporation) for any calendar period, less, for such Net Sales:: (i) all direct costs of manufacturing, including any direct manufacturing overhead, raw materials, packaging, direct line labor, energy, maintenance and repair parts, and (ii) a reasonable allocation of fixed manufacturing costs; but excluding depreciation, amortization, taxes, interest or other financing charges, selling, general or administrative expenses, research and development expenditures, the EC Profit Distribution and extraordinary items, determined pursuant to generally accepted accounting principles, consistently applied, and as certified by Sweetheart's Chief Financial Officer.

      (ee) The term  "MILESTONES"  shall have the  meaning  set forth in Section
2(e).

      (ff) The term  "MILESTONE  FAILURE"  shall have the  meaning  set forth in
Section 3(d).

      (gg) The term "MINIMUM MARKET SEGMENT THRESHOLD PERCENTAGE" shall have the meaning set forth in Exhibit B.

      (hh) The term "MODULES" shall mean a manufacturing unit capable of forming, trimming and laminating substrates for Products (such as, for example, a DTE "Cobra" or comparable unit).

      (ii) The term "NET SALES" shall mean, for any relevant calendar period with respect to the Products, the Gross Sales for such calendar period, increased by any uncollectible receivables previously written off to the extent ultimately collected, and reduced by (i) actual cash, trade or quantity discounts or credits, including "off-invoice discounts," actually given or allowed by Sweetheart; (ii) uncollectible receivables and bad debt expenses with regard to receivables previously included as Net Sales (as written off by Sweetheart for financial statement reporting purposes), (iii) sales, use, value-added, import, export, excise or similar taxes to the extent paid by Sweetheart, and (iv) insurance, freight and transportation costs paid by Sweetheart in connection with the delivery and shipment of the Products, whether or not included as a separate item in the invoice (but exclusive of discounts, returns, taxes or freight and transportation charges deducted in computing Gross Sales).


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      (jj) The term "OFFERED RAW MATERIALS"  shall have the meaning set forth in
Section 10(h).

      (kk) The terms "PARTY" and "PARTIES" shall have the meaning set forth in the preamble.

      (ll) The term "PATENTS" shall mean unexpired patents, utility models, industrial designs, certificates of invention or similar grants of intellectual property rights that are now or hereafter filed, registered, issued or granted in the Territory or any part thereof, including without limitation, any divisionals, reissues, continuations, continuations-in-part, renewals, reexaminations, and extensions of any of the foregoing, and any applications therefor (and Patents which may issue on such applications).

      (mm) The term "PERSON" shall mean an individual, partnership, corporation, limited liability company, trust, governmental or political subdivision and any other entity that has legal capacity to own property in its own name and to sue or be sued.

      (nn) The term  "PLANT  FACILITIES"  shall  have the  meaning  set forth in
Section 3(a).

      (oo) The term "PLATE LINE" shall mean the eight (8) Modules that comprise a part of the Initial Modules and used to manufacture plates.

      (pp) The term "PRELIMINARY VALIDATION DATE" shall have the meaning set forth in Section 13(d).

      (qq) The term "PRODUCTS" shall mean any and all of the food service disposable foam laminate products incorporating the Technology and consisting of plates, bowls (other than noodle bowls), hinged sandwich containers, and subject to Section 2(h), cups for hot beverages.

      (rr) The term "Raw Materials" shall have the meaning set forth in Section 10(h).

      (ss) The term "REPORT" shall have the meaning set forth in Section 4(e).

      (tt) The term "REPRESENTATIVE" shall have the meaning set forth in Section 5(a).

      (uu) The term "REQUIRED SPECIFICATIONS" shall have the meaning set forth in Section 13(d).

      (vv) The term  "START  DATE"  shall have the  meaning set forth in Section
4(a).

      (ww) The term  "SUBLICENSE"  shall have the  meaning  set forth in Section
2(a).


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      (xx) The term "SUBLICENSEE  IMPROVEMENTS" shall have the meaning set forth in Section 6(a).

      (yy) The term "SWEETHEART" shall have the meaning set forth in the preamble.

      (zz)  The  term  "SWEETHEART   IMPROVEMENT"  shall  mean  any  Improvement
developed by or for Sweetheart independently of EarthShell or its affiliated companies or sublicensees.

      (aaa) The term "SUPPLEMENTAL MODULES" shall mean the Initial Modules other than the Plate Line.

      (bbb) The term "TECHNOLOGY" shall mean the Licensed Patents and the Trade Secrets or any part thereof.

      (ccc) The term "TERRITORY" shall mean the United States, Mexico and Canada and any part thereof.

      (ddd) The term "THIRD-PARTY SUBLICENSEES" shall have the meaning set forth in Section 2(a)(iii).

      (eee) The term "TRADE SECRETS" shall mean (i) know-how, formulas, methods, processes, systems and other proprietary information owned by EarthShell or licensed to EarthShell pursuant to the EKI License Agreement or otherwise that are or may be useful or necessary in the production, distribution, use, marketing or sale of any of the Products, and (ii) subject to Section 6, any non-patented Improvement or other proprietary information now or hereafter owned by or licensed to EarthShell that is or may be useful or necessary in the production, distribution, use, marketing or sale of any of the Products.

      (fff) The term "TRADEMARKS" shall have the meaning set forth in Section 2(d).

      (ggg) The term "UNFULFILLED CUSTOMER REQUIREMENTS" shall have the meaning set forth in Section 2(f).

2.    THE SUBLICENSE; CUSTOMER PRIORITY PERIOD; PRICE PROTECTION.

      (a) Subject to and upon the terms and conditions of this Agreement, including the terms and conditions of Sweetheart's exclusive rights to the Technology pursuant to Section 2(e), EarthShell hereby grants to Sweetheart a non-exclusive, royalty-bearing sublicense to the Technology (the "SUBLICENSE"):

            (i) to make or have made, at the Plant Facilities or elsewhere within the Territory, the Products;

            (ii) to use, sell, offer to sell, import into, distribute and otherwise dispose of and commercialize the Products within the Market Segments and within the Territory; and

            (iii) to manufacture,  sell, distribute and otherwise dispose of the
Products to Persons to whom EarthShell now or hereafter sublicenses the Technology to manufacture, sell, distribute and otherwise dispose of the Products within the Territory, but only during the term of the sublicense agreement between EarthShell and such sublicensee (the "THIRD-PARTY SUBLICENSEES").


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


      (b) Sweetheart shall not otherwise have the right to sublicense or transfer the Technology, or any interest in or rights under the Sublicense; provided, however, that the rights and obligations of Sweetheart in, to and under this Agreement may be assigned to the extent provided by Sections 2(e) and
23. Any purported sublicense or transfer by Sweetheart without such consent shall be null and void and shall constitute a material breach for purposes of
Section 13(b) hereof.

      (c) Except as permitted under Section 2(a)(iii) and except for waste materials, Sweetheart shall not, directly or indirectly, market, distribute, sell or attempt to dispose of any Product to any Person outside of the Market Segments or outside of the Territory, or to any Person within the Market Segments or within the Territory, if Sweetheart knows or has reason to believe that such Person intends to use such Product outside the Market Segments or outside the Territory. A breach of the foregoing shall constitute a material breach for purposes of Section 13(b) hereof.

      (d) Subject to Section 10(a), Sweetheart is authorized and required to use, in connection with the marketing, distribution and sale of Products in the Territory, the trademarks and service marks (collectively, the "TRADEMARKS") owned by or licensed to EarthShell that are designated to Sweetheart by EarthShell prior to commercial production of the Products by Sweetheart or from time to time thereafter; provided, however, that Sweetheart shall have received not less than ninety (90) days' advance notice of the effective date of such designation and provided, further, however, that any such designation shall not apply to work in progress, finished goods or other inventories existing as of the effective date of such designation.

      (e) Notwithstanding anything to the contrary in Section 2(a), whether expressed or implied, and subject to the provisions of Section 25, in the event Sweetheart timely meets all applicable Net Sales milestones set forth in Exhibit C hereto with respect to the sale or distribution of Products within the Market Segments and within the Territory (such milestones shall be determined on a cumulative basis such that prior Net Sales will be aggregated with prior and current milestones benchmarks to determine whether the applicable milestone has been achieved), and in the further event that Sweetheart timely complies with its Equipment purchase obligation set forth in Sections 3(a) and 13(d) (such Net Sales milestones and Equipment purchase obligations are collectively referred to as the "MILESTONES"), then until the earliest to occur of (i) the date Sweetheart fails to meet one or more of the Milestones, as the same may be satisfied by the payment of equivalent EC Profit Distributions pursuant to
Section 4(f), (ii) the date this Agreement is terminated pursuant to Section 13,
(iii) the date Sweetheart achieves $500 million in Net Sales for a continuous twelve (12) month period, (iv) December 31, 2007, or (v) the date Sweetheart notifies EarthShell pursuant to Section 3(b) that it has triggered the EarthShell Purchase Obligation and Sweetheart has been released from any obligation related thereto pursuant to the terms of the contract with DTE (the period commencing on the Effective Date and ending on the earliest of such dates is referred to herein as the "EXCLUSIVITY PERIOD"), and subject to the conditions imposed by this Section 2(e) and Sections 2(f) and (h) and 3(a), and subject further to the non-exclusive rights, if any, of the EarthShell sublicensees listed on Exhibit E, Sweetheart shall have the exclusive right to make, use, sell, offer to sell, import into, distribute and otherwise dispose of and commercialize the Products to Persons within the Market Segment and within the Territory (such Persons are referred to herein as "CUSTOMERS"). For the avoidance of doubt, in accordance with Section 4(f), Sweetheart may satisfy any Milestone relating to Net Sales by payment to EarthShell of EC Profit Distributions, and, if necessary, supplemental payments, as shall equal the EC Profit Distributions that would have been paid to EarthShell had the Net Sales Milestone been achieved, and Sweetheart shall be deemed to have satisfied or met the Net Sales Milestone in question by making such payments.


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      (f)  Subject  to  Sections  2(e) and (h) and 3(a) and this  Section  2(f),
EarthShell   covenants  that,  during  the  Exclusivity  Period,  it  shall  not sublicense, license or otherwise grant to or permit any Person other than Sweetheart the right to, nor shall it utilize the Technology or any part thereof, to make, have made, use, sell, offer to sell, import into or otherwise commercialize any Product within the Market Segments and within the Territory (subject to the non-exclusive rights, if any, of EarthShell's sublicensees under those certain sublicense agreements listed on Exhibit E), provided that if Sweetheart is unable to satisfy fully the requirements of any Customer for Products because of insufficient plant capacity within nine (9) months after such Customer has given Sweetheart notice of such requirements in writing (the amount of such unsatisfied requirements being referred to as "UNFULFILLED
CUSTOMER  REQUIREMENTS"),   Sweetheart  agrees  that  the  Unfulfilled  Customer
Requirements for Products, or any portion thereof, may be satisfied by other EarthShell sublicensees designated by Sweetheart without violating the exclusive rights granted by EarthShell hereunder; provided, however, that Sweetheart shall in such event retain its Customer exclusivity with respect to all Product requirements of such Customer that Sweetheart has sufficient capacity to fulfill on a timely basis.

      (g) Following the end of the Exclusivity Period, the exclusivity restrictions set forth in Sections 2(e) and (f) shall cease to apply, and EarthShell may itself, or sublicense, license or otherwise grant to any Person the non-exclusive right to, or to utilize the Technology or any part thereof, to make, have made, use, sell, offer to sell, import into or otherwise commercialize any Product to any Person within the Market Segments and within the Territory. Notwithstanding anything contained herein to the contrary, if, following the end of the Exclusivity Period, the Net Sales realized by Sweetheart for any calendar year thereafter for any category of the Market Segments set forth on Exhibit B are less than the product obtained by multiplying (i) the lesser of (A) the total Net Sales achieved by Sweetheart during the twelve (12) month period ending with the calendar quarter immediately preceding the end of the Exclusivity Period, and (B) $50 million, by (ii) the Minimum Market Segment Threshold Percentage for such category of Market Segment for the applicable calendar year, as determined on a cumulative basis for each calendar year following the end of the Exclusivity Period, then EarthShell shall have the right, upon thirty (30) days' prior notice to Sweetheart, to terminate Sweetheart's rights under this Agreement with respect to such category of the Market Segment; provided, however, that Sweetheart may continue to sell or distribute unlimited quantities of Products to Customers within such terminated category of the Market Segment for whom it was actively selling and distributing Products at the time it receives the termination notice (although it shall not have any further rights to sell or distribute Products to any other Customer within such terminated category of the Market Segment).


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      (h) Notwithstanding  any provision of this Agreement to the contrary,  the
Sublicense  granted  Sweetheart   pursuant  to  Section  2(a)  and  Sweetheart's
exclusive rights pursuant to Section 2(e) shall terminate with respect to cups for hot beverages, and such "hot cups" will no longer be included in the definition of Products, if Sweetheart fails to fund such amount and within such a time frame as will reasonably enable Sweetheart to commercially operate, on or before December 31, 2003, a commercially effective manufacturing process or production capability for such "hot cups," and to have at least $2 million in Net Sales by the end of the first calendar quarter of 2004.

3.    PLANT FACILITIES; EQUIPMENT PURCHASES

      (a) Subject to Section 3(b), from and after the Effective Date, Sweetheart shall be responsible for its requirements for the manufacture, sale and distribution of Products within the Market Segments and within the Territory at such facilities within the Territory as Sweetheart shall select in order to manufacture and distribute the Products (separately, a "PLANT FACILITY" and, collectively, the "PLANT FACILITIES"); provided, however, that it is anticipated that the initial Plate Line will be installed at Sweetheart's St. Thomas facility in Owings Mills, Maryland. Subject to Sections 3(b) and 13(d), Sweetheart shall order and purchase from Certified Equipment Vendors, and shall install and debug, such quantity of Modules and Lines as shall reasonably enable it to meet the next succeeding Net Sales Milestones set forth on Exhibit C (collectively, the "EQUIPMENT") on such terms and conditions as are acceptable to Sweetheart in its sole discretion (it is understood that Sweetheart's purchase and installation of the Initial Modules will enable it to have the capacity to meet the initial Net Sales Milestones as set forth on Exhibit C). Except as set forth in Section 13(d), Sweetheart's failure to achieve any such Milestones will not allow EarthShell to terminate this Agreement, but will, and as its sole remedy, permit it to end the Exclusivity Period upon notice given by EarthShell to Sweetheart (which notice shall be delivered not more than ninety
(90) days following Sweetheart's notification to EarthShell that it has failed to meet the Milestone in question, it being agreed that EarthShell's failure to timely give such notice will automatically result in the Milestone being deemed to have been achieved). The purchase order for the Initial Modules in the manner contemplated in Section 13(d) shall take place on or before October 31, 2002, and the installation and debugging of the Plate Line and, if purchased by Sweetheart, the Supplemental Modules, shall take place at a Plant Facility on or before May 15, 2003 (unless such date is delayed by the Certified Equipment Vendor through no fault of Sweetheart, in which event either Party may elect to terminate this Agreement under Section 13(d) if the Plate Line and, if purchased by Sweetheart, the Supplemental Modules meeting the Required Specifications are not installed and debugged at a Plant Facility by May 15, 2003; provided, however, that a Force Majeure Event shall be deemed to occur if the Plate Line, and if purchased by Sweetheart, the Supplemental Modules, meeting the Required Specifications are not installed and debugged at a Plant Facility on or before May 15, 2003 through no fault of Sweetheart. Except as provided in Section 3(b), the cost of procuring and installing the Equipment shall be borne solely by Sweetheart.

      (b) In the event that Sweetheart notifies EarthShell that it is unable or unwilling to secure financing for its purchase of the Supplemental Modules (which notification must be made prior to the installation of the Supplemental Modules at a Plant Facility), and assuming that the Preliminary Validation Date has occurred (or if it has not occurred, neither Party has elected to terminate this Agreement pursuant to Section 13(e)), then, at Sweetheart's request, EarthShell shall thereupon be deemed to have assumed Sweetheart's obligation to purchase the Supplemental Modules and shall indemnify and hold Sweetheart harmless for any amounts payable, and, within (30) days following receipt of such notice, shall reimburse Sweetheart for any amounts paid, as applicable, to DTE (whether as a deposit or otherwise) in connection with the purchase of such Supplemental Modules. In connection with such assumption and reimbursement, Sweetheart shall assign to EarthShell or its assignees, without recourse, all of its right, title and interest in and to the Supplemental Modules (including any rights under the purchase agreement with DTE for the Supplemental Modules), free of all liens, encumbrances and adverse claims of any kind, and including Sweetheart's right to enforce warranty obligations and damage remedies relating to the Supplemental Modules. The obligations under this Section 3(b) shall survive any termination of this Agreement.

      (c) Sweetheart shall keep EarthShell reasonably apprised on a calendar quarter basis of, and shall provide EarthShell with such documentation as it may reasonably request evidencing, the number of Modules ordered and the number of Modules and Lines installed by Sweetheart, the cancellation or deferment of any prior purchase orders for the Modules and the reasons therefor, the Plant Facilities where the Modules had been installed, the estimated production capability of the Modules ordered and not yet delivered and the estimated production capability of the Modules and Lines actually installed, the number of Products actually manufactured and distributed during the quarterly period covered by the report and the approximate purchase price for the Equipment ordered as of the date of the report and the purchase price for the Equipment that had been installed as of the date of the report.

      (d) Notwithstanding anything contained in this Agreement, whether expressed or implied, it is unconditionally and irrevocably acknowledged and agreed that (i) Sweetheart shall have no liability or obligation to order, purchase, install, operate or use Modules, Lines or other Equipment and/or to manufacture and/or to promote, advertise, use, sell, offer to sell, import into, distribute or otherwise dispose of the Products within all or any part of the Market Segment or within the Territory, and EarthShell's sole and exclusive remedy at law, in equity, under this Agreement or otherwise in the event Sweetheart in its sole discretion, for any reason or for no reason elects not to undertake all or any of the foregoing, or fails to meet any or all of the Milestones is to terminate the exclusivity rights or, only in the case of a failure to meet the Milestones set forth in Section 13(d), to terminate this Agreement (in each case, a "MILESTONE FAILURE"). In furtherance of the foregoing, EarthShell hereby irrevocably waives and releases Sweetheart and its affiliates and their respective shareholders, officers and directors from any and all claims, causes of action or demands that arise solely with respect to a Milestone Failure, whether pursuant to breach of contract, tort or any other legal theory. The provisions of this Section 3(d) shall survive the expiration or sooner termination of this Agreement.

      (e) Sweetheart shall maintain and operate the lines of Equipment in material compliance with all legal and administrative code standards applicable to the Equipment throughout the term of this Agreement.

      (f) Sweetheart, upon reasonable advance notice from EarthShell and during normal business hours, will permit EarthShell personnel or consultants access to the Plant Facilities as is reasonably necessary in order for them to fulfill EarthShell's obligations or protect or enforce its rights under this Agreement. Prospective or existing licensee/sublicensee joint venture partners of EarthShell will be permitted to have reasonable access to the Plant Facilities, upon reasonable advance notice by EarthShell and during normal business hours, for the purpose of observing the Plant Facilities in operation. Notwithstanding the foregoing, Sweetheart will have no obligation to provide access to any Plant Facility to any prospective or existing licensee/joint venture partner of EarthShell that has not agreed to permit access to any plant facility owned or leased by it or a joint venture entity that is being or in the future will be used to manufacture the EarthShell products.

      (g) The list of the current Certified Equipment Vendors is attached hereto as Exhibit D. EarthShell shall provide Sweetheart with an updated list of Certified Equipment Vendors from time to time and upon Sweetheart's request. At Sweetheart's request, EarthShell shall not unreasonably withhold or delay its consent to license or certify other equipment vendors on licensing or certification terms and conditions that are not materially different from the terms and conditions offered to the then existing Certified Equipment Vendors (subject to any restrictions in the certification or licensing agreements with the then existing Certified Equipment Vendors). To the extent that EarthShell can do so without violating any confidentiality undertakings that may be applicable, EarthShell will cooperate in providing Sweetheart with copies of any agreements into which EarthShell enters with any Certified Equipment Vendors.

4.    EC PROFIT DISTRIBUTION.

      (a) During the term of this Agreement, Sweetheart shall pay to EarthShell an amount (the "EC PROFIT DISTRIBUTION") equal to twenty percent (20%) of the Net Sales of Products by Sweetheart, if any (other than Net Sales of Products to Third-Party Sublicensees for sale to their customers). Notwithstanding the foregoing, but subject to Section 4(d), in view of Sweetheart's anticipated start-up costs, the EC Profit Distribution shall be (i) adjusted by fifty percent (50%) to ten percent (10%) of Net Sales during the twelve (12)-month period following the earlier of (A) June 30, 2003, and (B) the date the Plate Line is installed at a Plant Facility, meets the Required Specifications and is accepted by Sweetheart (which acceptance shall not be unreasonably declined) (the "START DATE"), and (ii) adjusted by twenty-five percent (25%) to fifteen percent (15%) of Net Sales during the period commencing on the day following the first anniversary of the Start Date and terminating on the second anniversary of the Start Date.

      (b) Following the second anniversary of the Start Date, the EC Profit Distribution will be restored to twenty percent (20%) of Net Sales; provided that the EC Profit Distribution shall be reduced to fifteen percent (15%) of Net Sales if, by the end of the second anniversary of the Start Date, EarthShell does not provide to Sweetheart at least one qualified vendor who agrees to provide film for Sweetheart's reasonably projected volume of Products at a price that is at least 25% less per pound than the quoted price (FOB U.S. vendor) of film made from 100% virgin materials. Such price quotes shall be predicated on
(i) the film having 50% recycled content, (ii) the recycled materials being furnished at zero cost to the vendor, and (iii) Sweetheart agreeing to provide to such vendor, and such vendor agreeing to accept from Sweetheart, all of Sweetheart's film scrap material, and Sweetheart further agreeing to purchase from such vendor all or substantially all of the film to be used by Sweetheart to manufacture the Products under a long-term supply contract.

      (c) Notwithstanding anything in Section 4(b) to the contrary, upon the sale or distribution by any existing or future sublicensee of EarthShell of any Product within any Market Segment within the Territory and during the Exclusivity Period under a right to do so granted under the terms of any existing or future license or sublicense agreement to which EarthShell or any of its predecessor or successor entities is a party, then, upon the later of the second anniversary of the Start Date, or the date of such sale or distribution, and until the end of the Exclusivity Period, the EC Profit Distribution shall be reduced to ten percent (10%) of Net Sales (it being recognized that the reduction in the EC Profit Distribution shall not limit the rights and remedies Sweetheart may have, in law or equity, under this Agreement or otherwise, with respect to EarthShell's intentional misconduct in granting future licenses or sublicensees to third parties in derogation of Sweetheart's rights hereunder). In this regard, EarthShell covenants to use its reasonable best efforts (without paying any sum) to terminate the rights of the sublicensees listed in Exhibit E to sell Products within the Market Segments and within the Territory during the Exclusivity Period.

      (d) Notwithstanding anything to the contrary in this Agreement, during the Exclusivity Period, the total EC Profit Distribution payable with regard to the Net Sales of clamshell or other hinged sandwich containers to McDonald's Corporation (or to Perseco or any other purchasing agent which purchases such Products for ultimate sale or use by customers of McDonald's Corporation) for all calendar years following the Effective Date shall not exceed 50% of the McDonald's Contribution Margin achieved by Sweetheart with regard to such Net Sales during such calendar years, determined on a cumulative basis.

      (e) Within thirty (30) days of the last day of each month, Sweetheart shall pay to EarthShell the EC Profit Distribution in respect of all Products shipped and invoiced by Sweetheart during such month, if any. Each payment of the EC Profit Distribution shall be accompanied by a written report (the "REPORT") prepared by Sweetheart and certified as materially accurate by the Chief Financial Officer or Treasurer of Sweetheart. Each Report shall set forth, for the month covered by the Report, (i) the number of each of the Products shipped by Sweetheart, (ii) the gross invoice price for each of such Products, and (iii) any reductions to the gross invoice price for purposes of calculating Net Sales.

      (f) Notwithstanding anything to the contrary in this Agreement, Sweetheart shall have the right to meet a Net Sales Milestone for a particular calendar quarter or year (as is specified in Exhibit C) by paying to EarthShell the difference between the total EC Profit Distribution that EarthShell would have received had the Net Sales Milestone been met and the amount of EC Profit Distribution actually received by EarthShell for such calendar quarter or year, such amount to be paid within sixty (60) days following the end of the applicable calendar quarter or year (there shall be no cure period for the failure to make this payment).

      (g) All payments of the EC Profit Distribution due under this Agreement shall be calculated and paid by Sweetheart in United States dollars.

      (h) If Sweetheart fails to make a timely payment due under this Section 4, interest at an annual rate equal to twelve percent (12%), compounded annually, shall accrue on the amount of payment for each day such payment is overdue; provided, however, that such interest rate shall in no event exceed the maximum rate permitted by applicable law.

      (i) Any failure to pay any EC Profit Distribution within thirty (30) days following the date Sweetheart receives notice from EarthShell that it is due shall constitute a material breach for purposes of Section 13(b) hereof.

5.    RIGHT TO AUDIT.

      (a) Sweetheart shall keep and maintain at its principal executive offices or at such other locations as the Parties shall agree complete and accurate records concerning the purchase and installation of the Modules (including copies of the monthly reports referred to in Section 3(b) and the documentation supporting the information contained in such report), the Net Sales generated from the sale or distribution of the Products within any particular Market Segment, and the McDonald's Contribution Margin, to the extent applicable. EarthShell or its designated representative (the "REPRESENTATIVE") shall have the right at EarthShell's cost and expense to review the financial and other records of Sweetheart relating to such Net Sales on a quarterly basis during the term of this Agreement during normal business hours and upon reasonable prior notice to Sweetheart.

      (b) If Sweetheart is ultimately determined to have failed to pay to EarthShell all of the EC Profit Distributions actually due hereunder, Sweetheart shall promptly pay the full amount of such discrepancy to EarthShell, with interest thereon, at an annual rate equal to twelve percent (12%), compounded annually; provided, however, that such interest rate shall in no event exceed the maximum rate permitted by applicable law. Furthermore, should the results of an audit reveal an underpayment of an EC Profit Distribution payment due hereunder in excess of five percent (5%), then all costs and expenses related to such audit shall be reimbursed to EarthShell by Sweetheart within thirty (30) days of the completion of such credit.

      (c) If Sweetheart is ultimately determined to have overpaid EarthShell an EC Profit Distribution payment actually due hereunder, EarthShell shall promptly pay the full amount of the overpayment to Sweetheart, with interest thereon, at an annual rate equal to twelve percent (12%), compounded annually, provided, however, that such interest rate shall in no event exceed the maximum rate permitted by applicable law.

6.    IMPROVEMENTS TO TECHNOLOGY.

      (a) EarthShell will own all Improvements developed by or for EarthShell (but, if developed for EarthShell, only to the extent the third-party agreement permits EarthShell to sublicense the Improvement without restriction or cost) (the "EARTHSHELL Improvements"), and, subject to any third-party agreements, all Improvements developed by or for a licensee, sublicensee, or other contracting party of EarthShell ("SUBLICENSEE IMPROVEMENTS"). All EarthShell Improvements shall be included in the Technology licensed hereunder to Sweetheart without additional royalty or other obligation being imposed on Sweetheart. Sweetheart shall have no right by virtue of this Agreement to utilize the Sublicensee Improvements and the Sublicensee Improvements shall not be included in the Technology licensed hereunder to Sweetheart.

      (b) Sweetheart will own all Sweetheart Improvements and shall not be obligated to allow EarthShell or any of its licensees or sublicensees to utilize such Sweetheart Improvements. Sweetheart may utilize all Sweetheart Improvements in any commercial activity, except that during the term of this Agreement and following the termination of this Agreement, Sweetheart may not utilize the Sweetheart Improvements to manufacture biodegradable foam food service disposable packaging that competes with the Products sold or distributed by EarthShell or its licensees or sublicensees.

      (c) Improvements developed jointly by EarthShell and Sweetheart ("JOINT IMPROVEMENTS") shall be owned by EarthShell. All Joint Improvements shall be included in the Technology licensed hereunder to Sweetheart without additional royalty or other obligation being imposed on Sweetheart. Sweetheart acknowledges that EarthShell shall have the right to license Joint Improvements to third parties on such terms and conditions as it shall determine which shall not conflict within this Agreement.

      (d) Each Party that develops or acquires a material Improvement during the term hereof will disclose such Improvement to the other Party promptly after the development or acquisition of such Improvement by such Party, and, to the extent such Improvement is not licensed to Sweetheart or EarthShell (or their respective licensees or sublicensees) pursuant to the terms of this Section 6, then, at the request of the other Party, the developing or acquiring Party shall enter into good faith negotiations to allow the other Party (or its licensees or sublicensees) to utilize such Improvement under such terms and conditions, including royalty obligations, as are commercially reasonable under the circumstances and such other additional restrictions and financial obligations as may be imposed by any third party developing the Improvement in question, it being understood that, in the event the Parties cannot come to terms with respect to the utilization of such Improvement despite their good faith efforts to negotiate commercially reasonable terms to do so, the acquiring or developing Party shall have no further obligation to allow the other Party to utilize the Improvement.

7.    PATENT MATTERS.

      (a) EarthShell shall have the right, in its sole discretion, to (i) affirmatively seek patent protection for any EarthShell Improvement, Sublicensee Improvement or Joint Improvement at its sole cost and expense or (ii) maintain any such Improvement as a trade secret; provided that such Improvement shall be maintained as a trade secret during the pendency of any patent application. Sweetheart shall provide EarthShell, at EarthShell's expense, with such assistance as may be reasonably requested, from time to time, in connection with efforts to seek patent protection for any Improvement in accordance with this
Section 7(a), including the execution of any documents necessary to obtain and maintain such patent protection.

      (b) Sweetheart shall have the right, in its sole discretion, to (i) affirmatively seek patent protection for any Sweetheart Improvement at its sole cost and expense or (ii) maintain any such Sweetheart Improvement as a trade secret; provided that such Sweetheart Improvement shall be maintained as a trade secret during the pendency of any patent application. EarthShell shall provide Sweetheart, at Sweetheart's expense, with such assistance as may be reasonably requested, from time to time, in connection with efforts to seek patent protection for any Sweetheart Product Improvement in accordance with this
Section 7(b), including the execution of any documents necessary to obtain and maintain such patent protection.

8.    INFRINGEMENT MATTERS.

      (a) Each of EarthShell and Sweetheart will promptly, and in any event within thirty (30) days of actual discovery, notify the other of any apparent infringement of the Technology in the Territory which comes to its attention while this Agreement remains in effect. Except with respect to a Sweetheart Improvement, EarthShell shall have the sole right, at its sole cost and expense and in its absolute discretion, to bring any suit to enjoin such infringement and to recover damages therefor for its sole account; provided that, if Sweetheart shall have requested that EarthShell pursue an infringement action against an apparent infringer of the Technology within the Market Segment and within the Territory, and EarthShell fails to notify Sweetheart within thirty
(30) days following such request, of its election to pursue and diligently prosecute any action against such apparent infringer, Sweetheart shall have the right to bring such action against such infringer; provided that Sweetheart agrees that EarthShell may intervene, at its sole cost and expense at any time in such action, and, if it does intervene, EarthShell shall control such action in all respects, including, without limitation, with respect to claim construction issues and the assertion of an invalidity defense by the infringement defendant. Except in the case of an infringement action relating to an EarthShell Improvement or a Joint Improvement, to the extent Sweetheart does pursue an action against an apparent infringer pursuant to this Section 8(a), Sweetheart shall be entitled to withhold EC Profit Distribution payments from EarthShell under this Agreement to the extent necessary to reimburse it for all reasonable, third-party, out-of-pocket costs (including attorneys' fees) actually paid by Sweetheart and directly related to the pursuit of such action. Any such withheld EC Profit Distribution payments shall be deemed paid for the purpose of determining whether Sweetheart has achieved its Milestones.

      (b) In any action brought pursuant to Section 8(a) hereof, each Party shall cooperate reasonably with the other Party and provide whatever assistance is reasonably requested by the other Party in connection with such action, including the preparation and signing of documents at the other Party's expense.

      (c) Sweetheart shall promptly notify EarthShell of (i) any claim or to its knowledge threatened claim by any Person that the use of the Technology or any part thereof by Sweetheart in connection with the manufacture, use or sale of any Product by Sweetheart or any Customer infringes or violates the patent, trade secret or other intellectual property rights of such Person in the Territory or any part thereof and (ii) the commencement of any lawsuit against Sweetheart, or any of its respective Customers, asserting any such claim (an "EARTHSHELL INFRINGEMENT ACTION"). EarthShell shall assume and control the defense of any EarthShell Infringement Action, at its sole cost and expense, irrespective of whether EarthShell is named as a defendant therein. Sweetheart will assist EarthShell in the defense of any EarthShell Infringement Action by providing such information, fact witnesses and other cooperation as EarthShell may reasonably request from time to time; provided that EarthShell shall reimburse Sweetheart for any reasonable, third-party, out-of-pocket expenses incurred by Sweetheart in connection therewith. Sweetheart shall have the right to be represented in connection with an EarthShell Infringement Action by its own legal counsel, at its own expense, provided that such legal counsel will act only in an advisory capacity. If EarthShell does not assume the defense of any EarthShell Infringement Action, Sweetheart shall have the right, but not the obligation, to assume the defense of such lawsuit, utilizing legal counsel of its choice. EarthShell shall bear the reasonable costs and expenses of such legal counsel. If Sweetheart so assumes the defense of an EarthShell
Infringement Action, Sweetheart shall have no right to settle such EarthShell Infringement Action unless Sweetheart shall have received the prior written consent of EarthShell which shall not be unreasonably withheld or delayed.

      (d) If the court, in any EarthShell Infringement Action, enters a final and non-appealable order finding that the Technology infringes or violates, in whole or in part, the intellectual property rights of another Person in any of the Market Segments and within the Territory and requiring Sweetheart (i) to obtain a license under any third party's patent not licensed hereunder in order to continue make and sell in the Territory Products incorporating Technology as contemplated by this Agreement, and to pay a royalty or fee under such license, and the infringement of such patent cannot reasonably be avoided by Sweetheart, or (ii) to pay any damages on account of such infringement or violation, EarthShell shall pay the amount of any such fee or royalty payable and any such damages to the extent that the infringement or violation found by such court resulted from Sweetheart's use of Technology in the Territory within the scope of the Sublicense granted hereunder; provided that, in no event shall EarthShell's liability under this Section 8(d) exceed the specified amount in
Section 12(b) hereof.

9.    DUTIES AND OBLIGATIONS OF EARTHSHELL.

      In addition to, and not in limitation of, the other duties and obligations of EarthShell, as set forth in this Agreement, EarthShell shall have the following obligations hereunder:

      (a) EarthShell has heretofore provided to Sweetheart, at EarthShell's cost, each of the following items as they existed as of September 15, 2002:

            (i) technical and engineering specifications and typical engineering layouts for the manufacturing process for the Products;

            (ii) detailed engineering specifications for molds and tooling for the Products;

            (iii) detailed specifications for raw materials required for the manufacture of the Products and lists of approved vendors thereof; and

            (iv) detailed mix designs and process parameters for manufacturing the Products.

      (b) EarthShell shall, at Sweetheart's reasonable request and subject to Sweetheart reimbursing EarthShell for its out-of-pocket costs, provide to Sweetheart technical support, including assisting Sweetheart in revising or modifying any of the items referred to in Section 9(a), training the Sweetheart employees to operate the Equipment and manufacture and package the Products, installing the Equipment, and providing direct engineering, design, and debugging services to Sweetheart in connection with the operation of the Plant Facilities. EarthShell's reimbursable costs shall include all direct costs incurred in performing the related services, including the allocable portion of the standard hourly rates or other compensation and benefits payable to personnel involved with the project, the cost of supplies and raw materials, and a reasonably allocable share of EarthShell's indirect costs and overhead.

      (c) During the term of this Agreement, EarthShell shall, at its cost, timely take all steps reasonably necessary, including the payment of patent maintenance fees, to maintain the existence of all Licensed Patents within the Market Segments and within the Territory, but only to the extent that the failure to maintain a Licensed Patent would materially adversely affect the Net Sales Sweetheart is reasonably anticipated to achieve during the term of this Agreement.

      (d)  EarthShell  shall satisfy the EarthShell  Purchase  Obligation to the
extent  required  under  Section  3(b),   which  obligation  shall  survive  the
expiration or sooner termination of this Agreement.

10.   OTHER DUTIES AND OBLIGATIONS OF SWEETHEART.

      In addition to, and not in limitation of, the other duties and obligations of Sweetheart, as set forth in this Agreement, Sweetheart shall have the following obligations hereunder:

      (a) Subject to Section 2(d), Sweetheart shall prominently display and utilize such Trademarks (whether owned by or licensed to EarthShell) as may be designated by EarthShell from time to time in connection with the advertisement, marketing, distribution and sale of the Products. The right to use such Trademarks is included within the Sublicense herein granted. Except as otherwise agreed by EarthShell, Sweetheart shall use its reasonable efforts to cause each Product manufactured by Sweetheart to bear at least one of the Trademarks designated by EarthShell. The specific placement, size, and detail of any Trademark on each Product must be approved by EarthShell (which approval shall not be unreasonably withheld or delayed). Sweetheart shall not in any manner represent that it has any ownership interest any Trademarks licensed hereunder. Sweetheart acknowledges that use of the Trademarks shall not create in its own favor any right, title, or interest in or to the Trademarks, and that all uses thereof by Sweetheart shall inure to the benefit of EarthShell. Sweetheart shall reasonably cooperate with EarthShell in the execution of any appropriate and necessary documents in connection with the registration of any Trademarks.

      (b) Upon termination of this Agreement, Sweetheart shall cease and desist from use of the Trademarks in any way, including any word or phrase that is similar to or likely to be confused with any of the Trademarks. However, in the event of termination of this Agreement, Sweetheart shall have the right to utilize for the manufacture and/or sale of Products existing stock and inventory of raw materials, work in progress and manufactured Products for a period of one
(1) year, provided Sweetheart disposes of such existing stock and inventory in as expeditiously a manner as is commercially reasonable under the circumstances.

      (c) To the best of its knowledge, Sweetheart acknowledges that the Technology in existence on the date hereof is novel and unique in the food service disposable products industry. Subject to the provisions of Section 8 hereof and EarthShell's compliance with its obligations hereunder, (i) Sweetheart shall not challenge or question the validity or ownership of the Trademarks or, subject to the provisions of applicable law, any Licensed Patents; and (ii) Sweetheart shall continue to make all required payments under this Agreement to EarthShell during any challenge of the validity of any of the Licensed Patents (or claims thereof) included in the Technology; provided, however, that, to the extent EarthShell does not take all reasonable steps necessary to defend such action following a written request by Sweetheart to do so, or EarthShell does not give Sweetheart adequate assurances that it will comply with its obligations under Section 8(d) in the event it is unsuccessful in the defense of such action, then Sweetheart shall have the right to place that amount of payments into escrow as shall reasonably be necessary to discharge its obligations to the party challenging the validity of the Licensed Patents (or claims thereof), based on Sweetheart's reasonable estimation of the likely outcome of the action and the obligations that it will reasonably incur in respect of such party based on such likely outcome. Except as provided in the immediately preceding sentence, in the event Sweetheart fails to continue to make any payments owed to EarthShell hereunder based upon or in connection with such a challenge, EarthShell may at its option terminate this Agreement upon notice to Sweetheart and Sweetheart's failure to cure such non-payment within the applicable cure period.

      (d) Sweetheart represents, warrants and covenants to EarthShell that from and after the Effective Date, and except to the extent attributable to a breach of warranty provided to Sweetheart by EarthShell or the Certified Equipment Vendor, (i) the Products manufactured and commercially sold by Sweetheart to all Persons (other than intercompany sales which do not constitute Gross Sales) shall conform to all of the specifications provided by EarthShell pursuant to
Section 9(a) and (ii) Sweetheart shall maintain quality standards for the Products in conformity with EarthShell's standard quality control manual or procedures, which EarthShell agrees shall be commercially reasonable.

      (e) Sweetheart shall obtain or provide, and maintain at all times, product liability insurance as is reasonable and customary for the industry with such insurer as shall be reasonably satisfactory to EarthShell; provided, however, any insurer rated by AM Best (or a comparable agency) at a rating of A-10 or better (or a comparable rating) shall at all times be deemed a reasonably satisfactory insurer. Each such insurance policy will require that the insurer give EarthShell at least thirty (30) days' prior written notice of any alteration in or cancellation of the terms of such policy. Sweetheart shall furnish to EarthShell a certificate or other evidence reasonably satisfactory to EarthShell that such insurance coverage is in effect and that EarthShell is an additional insured with respect to such policy.

      (f) Sweetheart shall mark all of the Products and related documents with all applicable patent numbers, in accordance with EarthShell's instructions and as required by the patent laws in effect in the Territory or as reasonably instructed by EarthShell.

      (g) Sweetheart shall retain, and train, suitably qualified employees to operate the Equipment and manufacture the Products and shall be solely responsible for the payment and discharge of any taxes, duties, or withholdings relating to any transaction of Sweetheart or its agents in connection with the manufacture, use, sale or commercialization of the Technology or the Products in the Territory, excluding any tax or duty based on the income of EarthShell.

      (h) Subject to Section 4(b), Sweetheart grants EarthShell a right of first offer to supply to Sweetheart all (but not less than all) of any category of raw material (e.g., starch) necessary to manufacture the Products (the "RAW MATERIALS"). Sweetheart shall regularly and routinely inform EarthShell of all of its requirements for a category of Raw Material prior to purchasing the type of Raw Material from any other Person, and, except for price, the material terms on which Sweetheart proposes to purchase such Raw Materials, and EarthShell may, at its option, submit a bid or proposal offer for the supply of the particular Raw Material, provided such bid or offer is submitted to Sweetheart within ten
(10) days following the request for same. If EarthShell timely submits such a bid or offer to supply all (but not less than all) of the category of Raw Material requested by Sweetheart ("OFFERED RAW MATERIALS"), Sweetheart shall have the right, exercisable in its sole discretion, to (i) elect to accept such bid or offer for Raw Materials, or (ii) pursue bids or offers from other third parties in which event Sweetheart shall be free to enter into purchase orders for such Raw Materials, provided such orders or other agreements are on terms, including price, quality assurances and delivery dates, that are no less favorable to Sweetheart than those offered or proposed by EarthShell.

11.   REPRESENTATIONS AND WARRANTIES OF EARTHSHELL.

      (a) EarthShell hereby represents and warrants to Sweetheart that EarthShell has a valid and enforceable exclusive license to use the Technology to manufacture, distribute and sell the Products in the Territory and the right to sublicense the Technology to Sweetheart as set forth in this Agreement and that except as expressly set forth in this Agreement, there are no outstanding assignments, security interests, licenses or agreements, either written or oral, or implied, as would affect or be in derogation of the license granted hereunder (except as set forth on Exhibit E and except for the EKI Agreement). EarthShell further warrants that it has no present knowledge that any Technology infringes or is claimed to infringe any patent or other proprietary rights of others, and that all of the Licensed Patents have been duly filed (or their applications are pending), and, except for the pending patent applications, are currently in force. EarthShell covenants that any Patent owned or licensed to EarthShell as of the Effective Date shall be deemed to constitute a Licensed Patent to the extent such Patent is necessary to manufacture, sell or distribute the Products as contemplated under this Agreement. EarthShell further represents and warrants that the only sublicensees that have previously been granted rights to utilize the Technology to manufacture, sell or distribute Products within the Market Segments and within the Territory, and whose sublicense agreements have not been formally terminated, are the Persons listed on Exhibit E attached hereto (although, view of the terms of the applicable sublicense agreements, EarthShell does not believe that such Persons have any valid claims or rights to continue to exploit the Technology to manufacture, sell or distribute Products within the Territory).

      (b) EXCEPT AS EXPRESSLY SET FORTH IN SECTION 11(a) OF THIS AGREEMENT, EARTHSHELL DOES NOT MAKE OR GIVE, AND HEREBY EXPRESSLY DISCLAIMS, ANY AND ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IN REGARD TO
(i) ANY PRODUCTS WHICH MAY BE MANUFACTURED, USED OR SOLD BY SWEETHEART AND WHICH ARE BASED UPON OR UTILIZE ANY OF THE TECHNOLOGY; AND (ii) IN REGARD TO ANY SERVICES PROVIDED TO SWEETHEART BY EARTHSHELL HEREUNDER.

      (c) Nothing in this Agreement shall be construed as:

            (i) a warranty or representation by EarthShell as to the validity or scope of any Licensed Patents (except as set forth in Section 11(a));

            (ii) except as set forth in Section 9(c), a requirement that EarthShell file any patent application, secure any patent or maintain any patent in force;

            (iii) except as and to the extent specifically provided herein, conferring a right to use in advertising, publicity or otherwise any Trademark of EarthShell; or

            (iv) granting by implication, estoppel, or otherwise any license or rights under patent or other intellectual property rights of EarthShell other than the Licensed Patents and other intellectual property rights included in the Technology, to the extent sublicensed as provided in Section 2.

12.   NO CONSEQUENTIAL DAMAGES; LIMITATION OF LIABILITY.

      (a) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY UNDER, OR IN CONNECTION WITH, THIS AGREEMENT FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL LOSSES, EXPENSES OR DAMAGES WHATSOEVER, INCLUDING, BUT NOT LIMITED TO, LOSS OF REVENUE OR PROFITS, INCREASED COSTS OF PRODUCTION, DAMAGES OR LOSSES AS A RESULT OF SUCH OTHER PARTY'S INABILITY TO OPERATE, INABILITY TO FULFILL CONTRACTS WITH THIRD PARTIES, OR SIMILAR MATTERS OR EVENTS ARISING FROM THE USE OR INABILITY TO SELL THE PRODUCTS OR ANY FAILURE TO FULFILL A PURCHASE ORDER IN A TIMELY FASHION. The limitations, exclusions and disclaimers in this Agreement shall apply irrespective of the nature of the cause of the action or demand, including but not limited to breach of contract, negligence, tort or any other legal theory and shall survive any breach or breaches and/or failure of the essential purpose of this Agreement, or any remedy contained in this Agreement.

      (b) EXCEPT IN THE CASE OF EARTHSHELL'S INTENTIONAL MISCONDUCT IN BREACHING ITS OBLIGATIONS UNDER SECTION 2(F) OF THIS AGREEMENT (IN WHICH CASE SWEETHEART'S DAMAGES RESULTING THEREFROM WILL BE REDUCED BY THE DIFFERENCE BETWEEN THE EC PROFIT DISTRIBUTION THAT WOULD HAVE BEEN PAYABLE UNDER SECTION 4(A) HAD THE BREACH NOT OCCURRED AND THE EC PROFIT DISTRIBUTION THAT IS THEN PAYABLE UNDER CLAUSE (ii) OF SECTION 4(A) AS A RESULT OF SUCH BREACH), OR ITS FAILURE TO TIMELY PERFORM ITS EARTHSHELL PURCHASE OBLIGATION UNDER SECTION 3.1(B), IN NO EVENT SHALL EARTHSHELL'S CUMULATIVE LIABILITY IN RESPECT OF CLAIMS ARISING UNDER THIS AGREEMENT OR OTHERWISE RELATING TO THE USE, MANUFACTURE OR SALE OF PRODUCTS (WHETHER IN CONTRACT, TORT OR ANY OTHER THEORY OF LIABILITY) EXCEED THE
AGGREGATE AMOUNT OF EC PROFIT DISTRIBUTION THERETOFORE PAID OR PAYABLE TO EARTHSHELL HEREUNDER. NOTWITHSTANDING THE FOREGOING OR ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN THE EVENT ANY EXISTING EARTHSHELL SUBLICENSEE SELLS OR DISTRIBUTES PRODUCTS DURING THE EXCLUSIVITY PERIOD TO ANY PERSON WITHIN THE MARKET SEGMENT AND WITHIN THE TERRITORY UNDER A RIGHT TO DO SO SET FORTH IN THE SUBLICENSE (OR SIMILAR) AGREEMENT, SWEETHEART'S SOLE REMEDY SHALL BE TO REDUCE THE EC PROFIT DISTRIBUTION FROM TWENTY PERCENT (20%) TO TEN PERCENT (10%) AS SET FORTH IN SECTION 4(A).

13.   TERM AND TERMINATION.

      (a) The term of this Agreement shall commence on the Effective Date and, subject to earlier termination or extension as provided herein and in Section 30, shall continue for a period of ten (10) years (the "INITIAL TERM") following the Effective Date; provided that, upon the mutual agreement of the Parties, the term of this Agreement may extend for renewal terms of additional periods of two
(2) years. Notwithstanding the foregoing, Sweetheart has the right, at its option, to extend the term of this Agreement, for renewal terms of twenty-four
(24) months, provided that Sweetheart has generated at least $100 million in Net Sales (or, alternatively, has paid EarthShell an equivalent amount of EC Profit Distributions) during the last 12-month period of the Initial Term of this Agreement, and Sweetheart continues to generate at least $100 million in Net Sales (or, alternatively, pays EarthShell an equivalent amount of EC Profit Distributions) during each 12-month period following the extension of the Initial Term (as determined on a cumulative basis, commencing with the first day of the extended term of this Agreement). To the extent Sweetheart fails to meet these Net Sales (or EC Profit Distribution) Milestones during any 12-month period following the extension of the Initial Term, EarthShell may, at its option, terminate this Agreement upon thirty (30) days' written notice, such termination to take effect no sooner than the end of the extended term of this Agreement. Following the expiration or sooner termination of this Agreement, other than by reason of a material breach by Sweetheart, Sweetheart will become a Certified Equipment Vendor under substantially the same conditions and terms as are applied to other similarly situated Certified Equipment Vendors.

      (b) Either Party may terminate this Agreement for a material breach by the other Party of the terms and conditions of this Agreement or the Ancillary Agreements upon written notice to the breaching party, which is given no less than thirty (30) days prior to an effective date of termination in the case of a monetary breach, and sixty (60) days prior to an effective date of termination in the case of a non-monetary breach, and which specifies in reasonable detail the nature of such breach. If the breaching Party cures such breach prior to the effective date of termination, this Agreement and the Ancillary Agreements shall not terminate and will continue in full force and effect.

      (c) Either Party may, by giving the other Party written notice of termination, immediately terminate this Agreement following the Bankruptcy of the other Party.

      (d) Notwithstanding any provision of this Agreement to the contrary, this Agreement shall terminate, at either EarthShell's or Sweetheart's option evidenced by its delivery of notice of termination to the other Party, if: (i) on or before October 31, 2002, Sweetheart and/or EarthShell fail to execute a purchase order with DTE, in form and content satisfactory to EarthShell and Sweetheart, in their sole discretion (A) obligating Sweetheart to purchase the Plate Line, and, subject to Section 3(b), obligating Sweetheart or EarthShell, as the case may be, to purchase the Supplemental Modules (the Plate Line and the Supplemental Modules are referred to herein as the "INITIAL MODULES"), (B) requiring DTE to install and debug at a Plant Facility, on or before April 15, 2003, the Plate Line and, if purchased by Sweetheart, the Supplemental Modules, meeting all of the material terms, conditions and specifications, including performance and efficiency criteria, set forth in the purchase orders for the Plate Line and, if purchased by Sweetheart, the Supplemental Modules (the
"REQUIRED SPECIFICATIONS"), (C) permitting Sweetheart and/or EarthShell to cancel their purchase orders without penalty (and permitting EarthShell to cancel the EarthShell Purchase Obligation without penalty) if (aa) the Parties terminate this Agreement pursuant to Section 13(e) as a result of DTE not meeting the Preliminary Validation Date, or (bb) DTE fails to install and debug the Initial Modules meeting the Required Specifications at the Plant Facility designated by Sweetheart (or EarthShell, as applicable), on or before April 15, 2003; through no fault of Sweetheart, (D) allowing Sweetheart to assign and delegate to EarthShell or to EarthShell's designee, without penalty, all of Sweetheart's rights and obligations under the DTE purchase agreement to purchase, install and debug the Supplemental Modules in the event the EarthShell Purchase Obligation is triggered pursuant to Section 3(b), and for Sweetheart to be released from all liability thereunder, (E) providing for waxing and stacking capability for each Product to be produced by the Initial Modules; or (ii) the purchase order for the Plate Line is terminated by Sweetheart, or the installation or debugging of the Plate Line is delayed beyond May 15, 2003; or
(iii) Sweetheart fails to deliver commercially acceptable Products to Customers on or before June 30, 2003 (subject to extension as a result of a Force Majeure Event). The Initial Modules shall be comprised of (aa) eight (8) Modules for the purpose of producing plates (the "PLATE LINE"), and (bb) up to seven additional Modules, as mutually agreed by the Parties, having the capability of producing the McDonald's Big Mac clamshell and a range of bowls and plates (the seven Modules, as ultimately agreed to by the Parties, are referred to herein as the "SUPPLEMENTAL MODULES"). For the avoidance of doubt, Sweetheart shall have no obligation to finance or complete the purchase of the Supplemental Modules in the event the EarthShell Purchase Obligation is triggered under Section 3(b), and in the event it is triggered, EarthShell shall have the right to direct DTE as to the place or places where the Supplemental Modules will be delivered and installed.

      (e) Either Party may terminate this Agreement in the event DTE shall fail, on or before January 31, 2003, as such date may be mutually extended by the Parties (such date, as it may be extended, is referred to as the "PRELIMINARY VALIDATION DATE"), to demonstrate, to the reasonable satisfaction of the Parties, that the Initial Modules are reasonably likely to meet the Required Specifications through performance and efficiency tests run on a sample Module(s) under conditions that are reasonably expected to replicate the conditions at the St. Thomas facility with respect to a fully integrated Line, such termination to be effected by the one Party giving the other Party written notice of termination within (30) days following the Preliminary Validation Date.

      (f) Except as expressly provided in this Agreement, from and after the Effective Date of the expiration of the term of this Agreement or the termination of this Agreement pursuant to this Section 13 hereof, Sweetheart shall have no right, whatsoever, to utilize the Technology or Trademarks, and Sweetheart shall promptly return to EarthShell all written materials or other tangible media containing any Trade Secrets which are then in the possession of Sweetheart. Sections 3(b), 4, 5, 6, 8, 10(g), 12, 13(d), (e) and (f), 14, 15,
16, 17, 18, 19, and 21 shall survive termination of this Agreement. The obligation of Sweetheart to pay to EarthShell the EC Profit Distribution for all Products actually sold by Sweetheart prior to the Effective Date of the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement.

14.   RELATIONSHIP OF THE PARTIES.

      This Agreement shall not create any partnership, joint venture or similar relationship between Sweetheart and EarthShell (except for income tax purposes and solely for the purpose of characterizing the EC Profit Distribution as a profit distribution and without adverse consequences to Sweetheart), and no representation to the contrary shall be made by either Party. Neither Sweetheart nor EarthShell shall have any authority to act for or on behalf of or to bind the other in any fashion, and no representation to the contrary shall be made by either such party.

15.   NOTICES.

      (a) Any notice, request, consent, election, approval, or other communication (each a "NOTICE") which is required or permitted to be given to a Party pursuant to this Agreement shall be effective only if such notice is reduced to writing and (a) delivered personally, or (b) sent by a reputable overnight courier service to the Person in question to the address given below:

             IF TO EARTHSHELL:        EarthShell Corporation
                                      800 Miramonte Drive
                                      Santa Barbara, CA 93109-1419
                                      Attn:  Scott Houston
                                      Chief Financial Officer
                                      Telephone:  805-897-2294
                                      Fax:  805-899-3517

                                      with a copy to:
                                      Vince Truant
                                      President and Chief Operating Officer
                                      EarthShell Corporation
                                      1301 York Road, Suite 200
                                      Lutherville, MD  21093

             IF TO SWEETHEART:        Sweetheart Cup Company Inc.
                                      10100 Reisterstown Road
                                      Owings Mills, Maryland 21117
                                      Attn:  Tom Uleau
                                      Vice Chairman and Chief Operating Officer
                                      Telephone:  (410) 998-1270
                                      Fax:  (410) 998-1471
                                      with a copy to:
                                      Harvey L. Friedman
                                      General Counsel
                                      Sweetheart Cup Company
                                      115 Stevens Avenue
                                      Valhalla, NY  10595
                                      Telephone:  (914) 747-8095
                                      Fax:  (914) 747-9293

or to such other address as either Party shall have specified by notice to the other Party at a later point of time.

      (b) If delivered personally, a notice shall be deemed delivered when actually received at the address specified above. Any notice given by a reputable overnight courier shall be deemed delivered on the next business day following the date it is placed in the possession of such courier.

16.   CONFIDENTIALITY.

      Any confidential and proprietary information relating to this Agreement, the Technology or the business of Sweetheart or EarthShell is hereinafter referred to as "CONFIDENTIAL INFORMATION." The Parties' respective rights and obligations concerning the use, protection and disclosure of all Confidential Information shall be governed by the terms of the Confidentiality Agreement.

17.   SAVINGS CLAUSE.

      Should any part or provision of this Agreement be rendered or declared invalid by reason of any law or by decree of a court of competent jurisdiction, the invalidation of such part or provision of this Agreement shall not invalidate the remaining parts or provisions hereof, and the remaining parts and provisions of this Agreement shall remain in full force and effect.

18.   WAIVER.

      Neither the failure or delay on the part of either Party to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or privilege preclude any other or further exercise thereof or of any other right or privilege.

19.   GOVERNING LAW.

      This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the choice of law rules thereof.

20.   AMENDMENT.

      This Agreement may be amended only by the consent of each of the Parties expressed in writing, signed by their duly authorized representatives.

21.   VENUE; ATTORNEYS FEES.

      (a) Any action to enforce any provision of this Agreement shall be brought only in the United States District Court for the Central District of California or any state court located in Santa Barbara, California. Each Party hereto consents to the in personam jurisdiction of any such court and irrevocably waives any right it may have to assert forum non conveniens as a defense to such jurisdiction. Each Party hereby waives its right to a jury trial.

      (b) In the event of any litigation between the Parties as to any matter arising under this Agreement, the prevailing party in such litigation, as determined by the judicial or administrative body adjudicating such litigation and resulting in a final determination, shall recover from the other Party its reasonable attorneys fees and costs.

22.   COUNTERPARTS.

      This Agreement may be executed in two or more counterparts, and by facsimile signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

23.   ASSIGNMENT.

      The rights and obligations in, to and under this Agreement shall be binding upon and inure to the benefit of the Parties, their legal representatives, successors and assigns. Neither Party may assign this Agreement or any rights hereunder without the prior consent of the other Party (such consent not to be unreasonably withheld or delayed), except in connection with the sale, exchange or transfer of all or substantially all of the assets of the Party to a non-affiliated party pursuant to a merger, combination, reorganization, asset sale or similar event; provided that, in the event of such merger, combination, etc. of Sweetheart, EarthShell's consent shall still be required if the successor party is not a major packaging manufacturer with a comparable reputation as Sweetheart. Notwithstanding the foregoing, Sweetheart reserves the right to pledge as collateral its Equipment, Raw Materials, finished and unfinished goods and inventory, the license to complete and/or sell such goods and inventory, and any other tangible personal property used in connection with the activities contemplated under this Agreement to any lender who provides it with the funding necessary to purchase the Equipment and/or to retrofit or improve the Plant Facilities to comply with its obligations under this Agreement, and EarthShell reserves the right to assign its rights under this Agreement to EKI.

24.   ENTIRE AGREEMENT.

      This Agreement supersedes any prior understandings or agreements, whether written or oral, and any contemporaneous oral agreements, between the Parties hereto in regard to the subject matter hereof, and, except for the Ancillary Agreements, contains the entire agreement between the Parties in regard to the subject matter hereof.

25.   FORCE MAJEURE.

      Neither Party shall be liable to the other for delays or failures in performance (including, in the case of Sweetheart, a failure to achieve a Net Sales Milestone or a Milestone relating to the purchase, installation or debugging of Equipment) resulting from causes beyond the reasonable control of that Party, including, without limitation, acts of God, riots, acts of war, governmental regulations, labor strikes, failure of a Certified Equipment Vendor to timely deliver, install or debug Equipment meeting the Required Specifications (despite Sweetheart being in compliance with all applicable terms under the related purchase order or agreement), or a communication or utility failures (a "FORCE MAJEURE EVENT"); provided performance will be excused under this Section 25 for not more ninety (90) days after the occurrence of the Force Majeure Event in question. Each Party shall use commercially reasonable efforts to mitigate the effects of any such delays and failures, and each Party affected by such an event shall resume performance under this Agreement immediately after the delaying cause ceases. For the avoidance of doubt, the failure of DTE to install and debug the Initial Modules meeting the Required Specifications at a Plant Facility on or before May 15, 2003 (time being of the essence) shall be considered a Force Majeure Event and shall automatically extend all Net Sales and other Milestones by ninety (90) days.

26.   PRESS RELEASES.

      Neither Party shall issue any press releases, or public announcements, concerning this Agreement or the transactions contemplated hereunder without the prior consent of the other Party, which consent shall not be unreasonably withheld or delayed, and which shall be given in all events if the release or announcement is required in order to comply with applicable law. The Parties have agreed to the wording of the press releases to be issued by Sweetheart and EarthShell, respectively, in connection with the execution and delivery of this Agreement.

27.   FURTHER ASSURANCES.

      Each Party agrees on behalf of itself and its successors and assigns, without additional consideration, to prepare, execute, acknowledge, file, record, publish and deliver in good faith such documents, certificates, statements, agreements and instruments within a reasonable period from receipt of written request therefor which are reasonably necessary or convenient to consummate the transactions contemplated by this Agreement or the Ancillary Agreements or to more effectively carry out the purposes of this Agreement. Except as specifically provided herein, all such documents, etc. executed and delivered by the Parties hereto shall contain such terms, conditions, representations, warranties and covenants as are standard and customary under Delaware law to consummate the transaction to which such documents, etc. relate. No Party shall be required to execute or deliver any document, etc. which is contrary to the terms or conditions of this Agreement or the Ancillary Agreements.

28.   THIRD PARTY BENEFICIARIES.

      Except as specifically set forth herein, this Agreement is not intended to create any rights or remedies in favor of any Person who is not a Party to this Agreement, or in any way create any third-party beneficiary rights or remedies.

29.   EFFECT OF BANKRUPTCY PROCEEDINGS.

      (a) Sweetheart agrees that, if for any reason it becomes a debtor in a case under the U.S. Bankruptcy Code, this Agreement, pursuant to Section 365(c)(1) of the U.S. Bankruptcy Code, is not, and shall not be, assumable under
Section 365 of the U.S. Bankruptcy Code, it being agreed and acknowledged that applicable patent law would excuse EarthShell from accepting performance from or rendering performance to any entity other than Sweetheart, whether or not this Agreement prohibited or restricted assignment of rights or delegation of duties. Accordingly, pursuant to Section 365(e)(2) of the U.S. Bankruptcy Code, this Agreement will automatically terminate upon Sweetheart becoming a debtor in a case under the U.S. Bankruptcy Code, notwithstanding the provisions of Section 365(e)(1) of the U.S. Bankruptcy Code.

      (b) The Parties agree that the Technology constitutes "intellectual property" as defined in the U.S Bankruptcy Code, and that the Sublicense granted to Sweetheart under this Agreement is entitled to the benefits of Section ss.365(n) of the U.S. Bankruptcy Code.

30.   EARTHSHELL BOARD APPROVAL.

      This Agreement requires the approval of the EarthShell Board of Directors, which approval shall be obtained, if at all, within ten (10) days following the Effective Date, failing which Sweetheart shall have the right to terminate this Agreement upon notice to EarthShell.

      IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized representatives upon the date first herein written.


                                      EARTHSHELL CORPORATION

                                      By: /s/  Vincent J. Truant
                                         -----------------------------------
                                         Name:  Vincent J. Truant
                                         Title: President & COO


                                      SWEETHEART CUP COMPANY INC.

                                      By: /s/ Thomas Uleau
                                         -----------------------------------
                                         Name:  Thomas Uleau
                                         Title: Vice Chairman, COO

                                    EXHIBIT A


                            LIST OF LICENSED PATENTS


                                  U.S. PATENTS

                                    5,376,320
                                    5,576,049
                                    5,580,624
                                    5,618,341
                                    5,660,900
                                    5,658,603
                                    5,683,772
                                    5,679,145
                                    5,705,239
                                    5,709,827
                                    5,753,308
                                    5,783,126
                                    5,830,305
                                    5,849,155
                                    5,868,824
                                    6,030,673
                                    6,090,195
                                    6,146,573


                            U.S. PENDING APPLICATION

                                   09/390,583


                           MEXICO PENDING APPLICATION

                                     94/1240


                           CANADA PENDING APPLICATIONS

                                    2,156,050
                                    2,202,869

                                    EXHIBIT B

                  U.S. MARKET SEGMENTATION FOR SWEETHEART CUP
                     COMPANY REGARDING EARTHSHELL PACKAGING

U.S. MARKET SEGMENTS GRANTED                                                 U.S. MARKET SEGMENTS EXCLUDED
CATEGORY A:  (i) QUICK SERVICE RESTAURANTS--national, regional.              Mass Merchandisers - e.g. Wal-Mart, K-Mart,
local--e.g., McDonald's, Burger King, Wendy's; (ii) SPECIALTY COFFEE         Target, etc.
- National, regional, local. e.g. Starbucks, Java City, Brew Ha Ha,
Einstein Bros. Bagels; (iii) PIZZA - e.g. Pizza Hut, Domino's, Papa          Casual Dining - e.g. TGI Fridays, Ruby Tuesdays,
John's; and (iv) DONUTS - e.g. Dunkin Donuts, Krispy Kreme.                  Applebee's, etc.

                                                                             Drug Stores - e.g. Walgreen, CVS, Rite Aid, Eckerd,
                                                                             etc., and Health Food Stores

CATEGORY B:  (i) DISTRIBUTORS: Broadline, paper, system. e.g. Sysco,         Government - Federal, state, provincial, and local.
Bunzl, Acme, Martin-Brower; (ii) CONTRACT MANAGEMENT - e.g. Aramark,         e.g. Depart of the Interior, Department of Agriculture,
Sodexho, Compass/Eurest, Wood, Sports Service; (iii) SUBS - e.g.              Department of Energy, Department of Defense, etc.
Subway, Blimpie, Cousins; (iv) ICE CREAM - e.g. Baskin Robin, Ben &
Jerry's, Carvel; and (v) FAST CASUAL - e.g. Friendly's, Schlotsky's

CATEGORY C: (i) CONVENIENCE STORES - National, regional, local. e.g.
Southland, Circle K, AM/PM, Wawa, Shore Stop; (ii) CLUB STORES - e.g. Sam's, Costco, BJ's; and (iii) ALL GROCERY: e.g. Safeway,
Giant/Ahold, Kroger, Jewel.

CATEGORY D: Bottlers - e.g. Coca Cola, Pepsi.

THE MINIMUM PERCENTAGE OF TOTAL NET SALES FOR THE TWELVE (12)-MONTH PERIOD ENDING PRIOR TO THE EXPIRATION OF THE EXCLUSIVITY PERIOD TO MAINTAIN NON-EXCLUSIVITY IN THE RESPECTIVE CATEGORIES OF THE MARKET SEGMENTS SET FORTH ABOVE ARE AS FOLLOWS: CATEGORY A: 20% THROUGH DECEMBER 31, 2004; 30% FOLLOWING DECEMBER 31, 2004; CATEGORY B: 25%; CATEGORY C: 10%; AND CATEGORY D: 5%. SUCH PERCENTAGES ARE REFERRED TO IN THE AGREEMENT AS THE "MINIMUM MARKET SEGMENT THRESHOLD PERCENTAGES."

                                    EXHIBIT C

                               REVENUE MILESTONES
                          TO RETAIN MARKET EXCLUSIVITY

----------------------------------- --------------------------------------------
      Calendar Quarter/Year                    Revenue Milestones
----------------------------------- --------------------------------------------
Q4  03                              $5 MM Net Sales
----------------------------------- --------------------------------------------
Q1  04                              $10 MM Net Sales
----------------------------------- --------------------------------------------
Q2  04                              $15 MM Net Sales
----------------------------------- --------------------------------------------
Q3  04                              $20 MM Net Sales
----------------------------------- --------------------------------------------
Q4  04                              $30 MM Net Sales
----------------------------------- --------------------------------------------
Calendar Year 2005                  $130 MM Net Sales
----------------------------------- --------------------------------------------
Calendar Year 2006                  $250 MM Net Sales
----------------------------------- --------------------------------------------
Calendar Year 2007 and thereafter   $500MM Net Sales
----------------------------------- --------------------------------------------


Pursuant to Section 25 of the Agreement to which this Exhibit C is attached, the foregoing calendar quarters through the calendar year ending December 31, 2004 shall be extended by 90 days following the occurrence of a Force Majeure Event. Furthermore, pursuant to Section 25, if the Force Majeure Event occurs prior to, or during, the 2005 calendar year or any succeeding calendar year, the Net Sales Milestones for such affected calendar year and each succeeding year shall be applied on a fiscal year basis measured from April 1 of the calendar year in question through March 31 of the succeeding calendar year. For the avoidance of doubt, DTE's failure to install and debug the Initial Modules at Sweetheart's St. Thomas Facility on or before May 15, 2003 through no fault of Sweetheart, shall be deemed to be a Force Majeure Event and shall extend the foregoing calendar quarters and years by 90 days.

                                    EXHIBIT D

                      [LIST OF CERTIFIED EQUIPMENT VENDORS]

                           DETROIT TOOL & ENGINEERING

                                   RTS WRIGHT

                                       ATS

                              DOERFFER ENGINEERING

                                    EXHIBIT E

                     LIST OF SUBLICENSES PREVIOUSLY GRANTED

      1. SUBLICENSE AGREEMENT BETWEEN EARTHSHELL AND GENPAK CORPORATION, DATED NOVEMBER 9, 1994.

      2. LICENSE AGREEMENT BETWEEN EARTHSHELL AND MOBILE CHEMICAL COMPANY, DATED JUNE, 1993.

      3. SUBLICENSE AGREEMENT BETWEEN EARTHSHELL AND DOPACO, INC., DATED JUNE 19, 1995.

      4. AGREEMENT BETWEEN EARTHSHELL AND INTERNATIONAL PAPER COMPANY, DATED OCTOBER 21, 1993.